EXHIBIT 10.1

EXECUTION VERSION

Limited Settlement Agreement

This Limited Settlement Agreement and Mutual Release (the “Settlement Agreement”), dated as of the 20h day of December, 2018, is made by, between and among _______________ (“Investor”) and ShiftPixy, Inc. (“PIXY” or the “Company”) (collectively, the “Parties”). All capitalized terms not defined herein shall have their respective meanings in the Transaction Documents, as defined in that certain Securities Purchase Agreement (the “SPA”), dated as of June 4, 2018.

WHEREAS, in connection with a financing transaction (the “Transaction”), the Parties entered into, among other instruments, that certain Registration Rights Agreement (the “RRA”), the SPA, and 8% senior secured convertible note, due September 4, 2019 (the “Note”) on or about June 4, 2018; and

WHEREAS, the RRA required the Company to file the registration statement to cover Registrable Securities as defined in the RRA within 30 days of June 4, 2018, and to have such registration statement be declared effective within 90 days of June 4, 2018, or 120 days of June 4, 2018 in the case of a full review; and

WHEREAS, Investor has claimed, despite defenses asserted by the Company, that the Company did not fulfill its obligations under the RRA (collectively, the “Defaults”) and that Investor is accordingly entitled to damages and other rights under the Transaction documents;

WHEREAS, the RRA provided for liquidated damages for the Defaults, and the Note provide for mandatory default damages, calculated as “(Principal + Interest + Costs + Expenses + Liquidated Damages) x 130%” for events of default, such as the Defaults for which damages, if payable to all investors in the Transaction, have been determined by the Parties to amount to approximately $3.5 million; and

WHEREAS, in order to avoid further dispute and expense, CVI Investments, Inc. and the Company desire to settle and compromise all known claims and rights that they have asserted or could have asserted against one another in connection with the Defaults through the date of this Settlement Agreement, without the admission or acknowledgment of liability or wrongdoing, and each wishes to release the others from liability between and among them as of the date of this Settlement Agreement only with respect to the Defaults, subject only to the terms hereto.

NOW THEREFORE, in consideration of the promises, mutual covenants and obligations of this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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EXECUTION VERSION

1. Settlement of Investor’s Claims.

In full and complete satisfaction of all claims that Investor made or could have made against the Company arising in connection with the Defaults, the Company shall, contemporaneous with the execution of this Settlement Agreement by all parties thereto:

i. Within one (1) Trading Day, deliver to Investor or its designee(s) a new note in the Principal Amount equal to $222,222.22.

ii. Pay the additional sum of $2,500 to Investor to cover Investor’s legal fees and expenses in connection with this claim and settlement, said fee to be paid once in respect of each and any investor that may execute this Settlement Agreement up to a maximum of $10,000 for all investors in the aggregate.

iii. Within five (5) Trading Days of the date of this Settlement Agreement, file a registration statement on Form S-3 to register the shares underlying the new Note for resale on terms consistent with the RRA. In the event that Shares are not registered on an effective registration statement by the 90th day from the date of this Agreement, the Company must, within one (1) business day thereafter, pay to the Investor $50,000 in liquidated damages.

iv. No later than 9:30AM New York time on the Trading Day after the execution of this Settlement Agreement, file a current report on Form 8-K describing in reasonable detail the settlement terms.

2. Method of Payment.

All payments under Paragraph 1 above shall be paid either by wire transfer of immediately available federal funds to Investor and its counsel, for which wiring instructions have been provided and are annexed hereto as Exhibit A.

3. Mutual Releases.

Simultaneously with the execution of this Settlement Agreement and the delivery of the cash and Notes as required by paragraph 1 herein, Investor shall execute and deliver to its counsel a Release in the form annexed hereto as Exhibit D, and the Company shall execute and deliver to its counsel a Release in the form annexed hereto as Exhibit E. The Mutual Releases shall be held by the Parties’ counsel in escrow pending the Company’s filing of its Registration Statement, and upon such filing, counsel shall deliver the releases to the released Parties.

4. No Liability.

The Parties agree that this Settlement Agreement constitutes the compromise of disputed claims and that this Settlement Agreement is not and should not be considered or construed as an admission of any liability or wrongdoing on the part of any Party to this Settlement Agreement.

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EXECUTION VERSION

5. Non-Publication.

The Parties agree not to publicize or discuss any information regarding the allegations concerning claims released by this Agreement, the terms of this agreement or any negotiation leading to it, except with their attorneys, accountants or tax advisors. In response to inquiries from individuals other than those identified herein, the Parties agree to limit responses to a statement that they have resolved all of their disputes or differences with each other. Nothing in this Agreement shall prohibit or restrict any Party from: (i) making any disclosure of information required or expressly protected by law, including providing truthful testimony if required to do so by court order or legal process; (ii) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body; or (iii) making any regulatory filing that may be reasonably required, including that filing referenced in Section 1(iv) above.

6. Successors and Assigns.

This Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties’ successors and assigns, including any entity in which any Party merges, consolidates or reorganizes.

7. Governing Law.

The interpretation and enforcement of this Settlement Agreement shall be governed by the laws of the State of New York without regard to its conflict of law rules.

8. Forum Selection.

The Parties consent to the exclusive jurisdiction of the State and Federal Courts located in the State and City of New York, for any dispute arising out of this Settlement Agreement.

9. Suits for Enforcement and Remedies.

a. In any action to enforce the terms of this Settlement Agreement, no right or remedy herein is intended to be exclusive of any other right or remedy.

b. In any such action, the prevailing party shall be entitled to its reasonable attorney’s fees from the opposing party.

c. No forbearance, indulgence, delay or failure to exercise any right or remedy herein shall operate as a waiver, nor as acquiescence in any default, nor shall any single or partial exercise of such right or remedy or the exercise of any other right or remedy operate as a waiver.

10. Notices.

All notices or other communications to be sent to the Parties shall be addressed and sent by Federal Express overnight (such notices deemed served upon mailing) to the following addresses and by E-mail, unless the Parties hereto are notified in writing of a different address:

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EXECUTION VERSION

If to Investor:

with a copy to:	David Danovitch - ded@robinsonbrog.com Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022

If to ShiftPixy:	1 Venture Suite 150, Irvine, CA 92618

With a copy to:	Mark Absher – mark.absher@shiftpixy.com c/o ShiftPixy 1 Venture Suite 150, Irvine, CA 92618

11. Entire Agreement and Amendment.

This Settlement Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof. All negotiations between the Parties are merged into this Settlement Agreement and there are no representations, warranties, covenants, understandings, agreements, oral or otherwise, in relation thereto between the Parties other than those incorporated herein and to be delivered hereunder. This Settlement Agreement may not be changed, modified or altered except by an agreement in writing, signed by the party against whom enforcement of any change, modification or alteration is sought.

12. Representations and Warranties.

a. The Parties hereby represent and warrant that: (a) they have read the terms of this Settlement Agreement and the Releases; (b) they have been represented by counsel in connection with the review and execution of this Settlement Agreement; (c) they fully understand the terms of this Settlement Agreement; (d) they have been given sufficient time to consider whether to sign this Settlement Agreement; (e) no promises, statements or inducements have been made other than those expressly stated herein. The Parties affirmatively represent that this Settlement Agreement is fair and executed freely.

b. The signatories executing this Settlement Agreement on behalf of any business entity Party represent, warrant and acknowledge that they are authorized to execute this Settlement Agreement by the entities on behalf of whom they sign and that doing so does not violate any agreement and/or covenant to which they or their business entity Party is a party.

c. The Parties hereby represent to each other that they have not heretofore assigned, transferred, pledged or hypothecated, or agreed or purported to assign, transfer, pledge or hypothecate, to any entity or individual, any of the claims that were made or that could have been made based on the subject matter of this settlement.

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EXECUTION VERSION

13. No Amendment, Novation or Waiver.

Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute an amendment, waiver, or novation of the Note, the SPA, or any of the documents collateral thereto and shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to the Purchaser in the Transaction Documents, which liens, security interests, rights or remedies are hereby ratified, confirmed, extended and continued.

14. Severability.

The invalidity or unenforceability of any provision or covenant of this Settlement Agreement shall not affect the validity or enforceability of any other provision or covenant hereof, and any such invalid provision or covenant shall be deemed to be severable.

15. No Construction Against Drafter.

This Settlement Agreement shall be construed without regard to the Party or Parties responsible for the preparation of same and shall be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party.

16. Further Assurances.

The Parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry the purposes of this Settlement Agreement.

17. Taxes

All Parties shall be responsible for payment of their own taxes in connection with monies paid or received in connection with this Settlement Agreement.

18. Headings; Recitals.

The section headings contained in this Settlement Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Settlement Agreement. Furthermore, the recitals at the beginning of this Settlement Agreement are for explanatory purposes only and are expressly excluded from and not made a part of this Settlement Agreement.

19. Counterparts.

This Settlement Agreement may be executed in counterparts, facsimile and/or PDF copies shall be deemed to be originals, and counterparts together constitute one and the same instrument.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement as of the date and year first above written.

SHIFTPIXY, INC.	Investor

By:	By:

Its:	Its:

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